Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Principal Amount: $[●]	Original Issue Date: November [●], 2024

12.0% CONVERTIBLE SECURED PROMISSORY NOTE

DUE 2029

FOR VALUE RECEIVED, Lucid Diagnostics Inc., a Delaware corporation (the “Company”), having its principal place of business at 360 Madison Avenue, 25th Floor, New York, NY 10017, promises to pay to [●] or its registered successors and assigns (the “Noteholder”) the principal amount of $[●] on November [●], 2029 (the “Maturity Date”), or such earlier date as such principal amount is required or permitted to be repaid hereunder, and to pay interest to the Noteholder on the aggregate principal amount from time to time outstanding hereunder as provided hereunder. This 12.0% Convertible Secured Promissory Note (this “Note”) is issued pursuant to and in accordance with that certain Securities Purchase Agreement, dated as of November 12, 2024 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Company and the Buyers party thereto. This Note is one of a series of duly authorized and validly issued 12.0% Convertible Secured Promissory Notes of the Company designated as its 12.0% Convertible Secured Promissory Notes due 2029 (collectively with the other Notes of such series, the “Notes”).

1. Defined Terms.

(a) Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

(b) As used in this Note, the following terms shall have the meanings set forth below:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company (or deemed to be issued as provided in Section 5(h) hereof) after the date hereof, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Company’s Series B/B-1 Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 5(c)(ii) or (iii);

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(vii) shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Company.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Available Cash” means, with respect to any date of determination, an amount equal to the aggregate amount of the cash of the Company and its Subsidiaries (excluding for this purpose cash unavailable for unrestricted use by the Company or any of its Subsidiaries for any reason) as of such date of determination held in bank accounts of financial banking institutions in the United States of America.

“Business Day” means any day on which the principal Trading Market is open for business or, if the Common Stock is not at such time listed or quoted on a Trading Market, any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close under applicable laws and regulations.

“Certificate of Designation (Series B)” means that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed by the Company on March 13, 2024.

“Change of Control” means, a Deemed Liquidation Event (as defined in the Certificate of Designation (Series B).

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“Common Stock” means shares of the Company’s common stock, par value $0.001.

“Conversion Price Floor” means $0.20 (as the same may be proportionately adjusted pursuant to Section 4(d)(ii)), unless the Company’s shareholders approve the lowering of such amount.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles (“GAAP”)) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness.

“Interest Date” means the last day of each calendar quarter through the Maturity Date, commencing with December 31, 2024.

“Maximum Rate” means, for the Noteholder, the maximum non-usurious rate of interest and maximum non-usurious amount of interest that, under applicable law, the Noteholder is permitted to contract for, charge, take, reserve or receive on the Obligations.

“Management Services Agreement” means that certain Management Services Agreement, dated as of May 12, 2018, by and between the Company and PAVmed, as the same may be amended, modified or supplemented from time to time.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“PAVmed” means PAVmed Inc., a Delaware corporation.

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“PBERA” means that certain Payroll and Benefit Expense Reimbursement Agreement, dated as of November 30, 2022, by and between the Company and PAVmed, as the same may be amended, modified or supplemented from time to time.

“Permitted Change of Control” means a Change of Control where the aggregate consideration payable in respect thereof, as determined on a per share of Common Stock basis, has a fair market value that equals or exceeds $1.50 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

“Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the other Notes, (ii) Indebtedness described in clauses (iv) and (v) of the definition of Permitted Liens, (iii) Permitted Insurance Indebtedness, and (iv) Permitted Intercompany Indebtedness.

“Permitted Insurance Indebtedness” means Indebtedness in respect of the financing of insurance premiums in a manner consistent with past practice.

“Permitted Intercompany Indebtedness” means unsecured Indebtedness incurred under the PBERA, the Management Services Agreement or any other management services agreement with the Company or PAVmed as a result of the Company or PAVmed permitting the accrual of management services fees or other amounts due thereunder, or any other Indebtedness of any of the Company’s Subsidiaries owed to the Company, provided that in the case of any such Indebtedness that is owed to the Company by one of its Subsidiaries, such Indebtedness is pledged to secure, and is subordinated to, the Company’s obligations under the Notes.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $100,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens securing Indebtedness in respect of the financing of insurance premiums in a manner consistent with past practice or Indebtedness that constitutes Permitted Indebtedness under clause (iv) of the definition thereof, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B/B-1 Preferred Stock” means any of the Company’s convertible preferred stock that it has designated as “Series B Preferred Stock” or “Series B-1 Preferred Stock”.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of this Note.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCQB, OTCQX or OTCPink (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 1 State Street, 30th Floor, New York, NY 10004-1561, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Business Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time), or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2. Interest. From and including the date hereof to but excluding the date on which the Note is paid in full, interest shall accrue on the principal balance of this Note from time to time outstanding at a rate per annum equal to twelve and zero tenths percent (12.0%) (the “Interest Rate”); provided that so long as any Event of Default has occurred and is continuing, the Interest Rate hereunder shall be a rate per annum equal to seventeen and zero tenths percent (17.0%). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (and in respect of any partial month in any period of calculation, based on the number of days elapsing in such month during such period). Interest shall be payable in cash, or (subject to the last sentence of this Section 2) at the Noteholder’s election, in shares of Common Stock (which shall be valued at the 5-day trailing average VWAP for each of the Business Days immediately prior to the applicable Interest Date), in arrears within five (5) Business Days of each Interest Date. Any election to receive an interest payment in shares of Common Stock must be delivered by the Noteholder to the Company in writing, within two (2) Business Days of the applicable Interest Date; provided that any such election shall be deemed null and void if the cumulative shares of Common Stock issued as interest payments under all Notes, together with the shares of Common Stock that would be issued as an interest payment pursuant to such election, would exceed 15 million.

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3. Method of Payment. All amounts payable hereunder in cash shall be payable in lawful money of the United States of America by check at the offices of Noteholder or, at the written request of the Noteholder, by check mailed to the address of the Noteholder specified in such request or, at the option of the Noteholder, by wire transfer of immediately available funds to an account designated in a notice by Noteholder maintained by Noteholder with a bank located in the United States. All amounts payable hereunder (other than reimbursement of costs which shall be paid to the Noteholder(s) bearing such costs) shall be paid proportionately to all holders of Notes.

4. Prepayments.

(a) The Company may not, without the prior written consent of the Required Holders, voluntarily prepay, in whole or in part, any principal amount of the Notes or any interest accrued and unpaid (up to but excluding the date of prepayment) on such principal amount of the Notes then being prepaid; provided that the Company shall be permitted to refinance this Note together with all other Notes (including all interest that would have accrued on the then-outstanding principal amount thereof through the stated Maturity Date) without additional penalty or premium during the 180-day period prior to the Maturity Date upon not less than ten (10) days’ prior written notice to the Noteholders.

(b) Upon the consummation of a Change of Control, this Note (including all interest that would have accrued on the then-outstanding principal amount thereof through the stated Maturity Date) will become due and payable. Notwithstanding the foregoing, the Noteholder may elect to convert this Note (including all interest that would have accrued on the then-outstanding principal amount thereof through the stated Maturity Date) immediately prior to the consummation of such Change of Control in accordance with Section 5. The Company shall provide not less than thirty (30) days’ prior written notice to the Noteholder prior to the occurrence of any Change of Control.

5. Conversion.

(a) Voluntary Conversion; Change of Control Conversion. At any time after the six-month anniversary of the date hereof until all amounts due under this Note have been paid in full (or, if earlier, immediately prior to the consummation of a Change of Control), the principal amount of this Note together with all accrued and unpaid Interest (which, in the case of a conversion immediately prior to a Change of Control, shall include all interest that would have accrued on the then outstanding principal amount through the Maturity Date) may be converted, in whole or in part, into shares of Common Stock (“Conversion Shares”) at the option of the Noteholder, at any time and from time to time (subject to the conversion limitations set forth in Section 5(g) hereof). The Company shall provide not less than thirty (30) days’ prior written notice to the Noteholder of any Change of Control. The Noteholder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Exhibit A (each, a “Notice of Conversion (Noteholder)”), specifying therein the principal amount of this Note and/or any other amounts due under this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion (Noteholder), the Conversion Date shall be the date that such Notice of Conversion (Noteholder) is deemed delivered hereunder. The Noteholder and the Company shall update the Principal Schedule to show the principal amount(s) converted and the date of such conversion(s). The Noteholder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the outstanding principal amount of this Note may be less than the amount stated on the face hereof.

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(b) Mandatory Conversion. If, at any time after the six-month anniversary of the date hereof (or, if earlier, the date that a resale registration statement on Form S-3 covering the resale of all of the shares of Common Stock issuable upon conversion of this Note is effective), provided that the Common Stock is then listed or quoted on a Trading Market and has been so listed or quoted during the preceding thirty (30) Business Days, the Company’s VWAP equals or exceeds $10.00 for twenty (20) Business Days during any thirty (30) Business Day period, this Note, together with accrued interest thereon, may be converted, in whole or in part, into Conversion Shares at the option of the Company, at any time and from time to time (subject to the conversion limitations set forth in Section 5(g) hereof). The Company shall effect conversions by delivering to Noteholder a notice of conversion, the form of which is attached hereto as Exhibit B (each, a “Notice of Conversion (Company)”), specifying therein the principal amount of this Note, together with accrued interest thereon, and/or any other amounts due under this Note to be converted and the Conversion Date. If no Conversion Date is specified in a Notice of Conversion (Company), the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable principal amount converted. The Noteholder and the Company shall update the Principal Schedule to show the principal amount(s) converted and the date of such conversion(s). The Noteholder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the outstanding principal amount of this Note may be less than the amount stated on the face hereof.

(c) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to one dollar ($1.00) per share, subject to adjustment as hereafter provided (the “Conversion Price”).

(d) Adjustments to Conversion Price; Automatic Conversion on Deemed Liquidation Event.

(i) In the event the Company shall at any time after the date hereof issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then the Conversion Price shall be reduced to the price at which such Additional Shares of Common Stock were issued; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of one-tenth of a cent ($.001) of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; provided, further, in no event shall the Conversion Price be reduced pursuant to this Section 5(d)(i) to less than the Conversion Price Floor.

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(ii) If the outstanding shares of Common Stock at any time while this Note remains outstanding shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, or a record date shall be fixed for the foregoing, the Conversion Price and the Conversion Floor Price in effect immediately prior to such subdivision or split or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or split or immediately after the issuance of such dividend (as the case may be), or, if earlier, upon the designated record date, shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse split into a smaller number of shares, the Conversion Price and the Conversion Floor Price in effect immediately prior to such combination or reverse split shall, simultaneously with the effectiveness of such combination or reverse split, be proportionately increased.

(iii) In case of any reclassification, recapitalization or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 5(c)(i) or (ii) above or which solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation in which in which the Common Stock is converted into or exchanged for securities, cash or other property, the Noteholder shall have the right thereafter to receive upon the conversion hereof, for the same aggregate Conversion Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a Noteholder of the number of shares of Common Stock of the Company obtainable upon conversion of this Note immediately prior to such event (and upon delivery of such stock or other securities or property to the Noteholder in connection with any such conversion, the corresponding portion of the principal amount (and any accrued but unpaid interest thereon) shall be deemed to have been repaid.

(iv) In each case of an adjustment of the Conversion Price, the Company, at its expense, shall compute such adjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment, and shall, upon request of the Noteholder, deliver such certificate to the Noteholder at its address for notice under this Note. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based setting forth the new Conversion Price resulting from the adjustment, and the type and amount, if any, of other property which at the time would be received upon conversion of the this Note.

(v) In the event the Company at any time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 5(d)(ii) do not apply to such dividend or distribution, then and in each such event the holders of this Note shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if this Note had been converted into Common Stock on the date of such event.

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(e) Notice of Certain Events. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any class of securities of the Company or receive any other security, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other Person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall use commercially reasonable efforts to provide the Noteholder with 20 days prior notice of such record date specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(f) Mechanics of Conversion.

(i) Conversion Shares Issuable Upon a Conversion. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the principal amount of the Note to be converted (plus any accrued and unpaid interest thereon) by (y) the Conversion Price.

(ii) Delivery of Certificate Upon Conversion. Not later than two (2) Business Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Noteholder a certificate or certificates representing the Conversion Shares to which the Noteholder is entitled. The Conversion Shares to which the Noteholder shall be entitled may be delivered electronically through The Depository Trust Company (“DTC”) or another established clearing corporation performing similar functions, unless the Company or its Transfer Agent does not have an account with DTC and/or is not participating in the DTC Fast Automated Securities Transfer Program. If the Conversion Shares are delivered by physical certificate, the Company shall issue and deliver such certificate or certificates, registered in the name of the Noteholder or its designee, for the number of Conversion Shares to which the Noteholder shall be entitled, to the address specified in the Notice of Conversion. If the Conversion Shares are required to bear a restrictive legend, as determined by the Company in consultation with its counsel, the Conversion Shares shall bear such restrictive legend.

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(iii) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Noteholder by the Share Delivery Date, the Noteholder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall promptly return to the Noteholder any original Note delivered to the Company and the Noteholder shall promptly return to the Company the shares of Common Stock issued to such Noteholder pursuant to the rescinded Conversion Notice.

(iv) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Noteholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Noteholder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Noteholder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Noteholder in connection with the issuance of such Conversion Shares (other than Section 5(f) hereof); provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Noteholder. In the event the Noteholder of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Noteholder or anyone associated or affiliated with the Noteholder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Noteholder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Noteholder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi) Transfer Taxes and Expenses. The issuance of certificates for Conversion Shares on conversion of this Note shall be made without charge to the Noteholder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Noteholder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

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(g) Noteholder’s Conversion Limitations. The Company shall not effect any conversion of principal of this Note, and a Noteholder shall not have the right to convert any principal of this Note, and the Company shall not make any interest payment hereunder in shares of Common Stock, to the extent that after giving effect to the conversion set forth on the applicable notice of conversion or such interest payment, the Noteholder (together with the Noteholder’s Affiliates, and any Persons acting as a group together with the Noteholder or any of the Noteholder’s Affiliates) (i) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), or (ii) unless the approval of the Company’s stockholders is not required by the applicable rules of the applicable Trading Market for issuances of Conversion Shares in excess of the Primary Market Limitation (as defined below), or the Company has obtained the Stockholder Approval (as defined below), would have received in respect of this Note shares of Common Stock in excess of its pro rata share of the Primary Market Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Noteholder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Noteholder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Noteholder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(g), in determining the number of outstanding shares of Common Stock, the Noteholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Noteholder, the Company shall within two (2) Business Days confirm orally and in writing to the Noteholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Noteholder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Noteholder. The Noteholder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(g). Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The “Primary Market Limitation” shall be 19.99% of the number of shares of Common Stock outstanding immediately before the first sale of the Notes (or the first sale of any other securities aggregated with the Notes for the purposes of the applicable rules of the applicable Trading Market, if earlier). For purposes of the first sentence of this Section 5(g), the Noteholder’s pro rata share of the Primary Market Limitation shall be equal to (A) the original purchase price paid by the Noteholder to the Company for this Note (and not subsequently disposed of, other than pursuant to a conversion hereunder), divided by (B) the aggregate original purchase price paid to the Company for all Notes and all other securities aggregated with the Notes for the purposes of the applicable rules of the applicable Trading Market. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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(h) Deemed Issuance of Common Stock.

(i) If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the date hereof), are revised after the date hereof as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such decrease becoming effective.

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(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v) If the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price shall be effected at the time of such issuance or amendment based on such amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Section 5(h)). If the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would otherwise have resulted at the time of such issuance or amendment shall instead be effected at the time such amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(i) Determination of Consideration. The consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received allocable to any Options or Convertible Securities as determined in good faith by the Board of Directors and any other assets shall be valued as determined in good faith by the Board of Directors of the Company.

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(ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued under Section 5(h) relating to Options and Convertible Securities, shall be determined by dividing:

(A) The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6. Covenants. Until this Note has been prepaid, redeemed or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Note (i) shall rank pari passu with all of the other Notes, and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, create or authorize the creation of any debt security, borrow money or guaranty any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the other Notes and (ii) other Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing. The Company also shall not, and shall cause each of its Subsidiaries to not, directly or indirectly, make any loan to any person or entity (other than Permitted Intercompany Indebtedness) or create or hold capital stock in any Subsidiary, other than a Subsidiary that (A) becomes a guarantor of the Notes, and (B) grants to the holders of the Notes a first priority security interest in all of its assets.

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(e) Restriction on Redemption and Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any dividend or distribution on any of its capital stock (other than other than dividends payable in kind on any shares of Series B/B-1 Preferred Stock or other preferred securities (so long as such dividends are paid in accordance with the terms of such securities) or stock repurchased at cost from former employees, directors and consultants in connection with the cessation of their service, and redemptions of capital stock held by employees or directors in accordance with their equity award agreements or otherwise to satisfy any of their reimbursement obligations thereunder or dividends or distributions).

(f) Restriction on Strategic Relationships. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, enter into any strategic relationship involving the payment, contribution or assignment by the Company or any of its Subsidiaries, or to the Company or any of its Subsidiaries, of assets greater than $500,000, other than (i) sales of inventory and product in the ordinary course of business, (ii) licenses or transfers of limited samples of products to institutions to facilitate research projects in connection with sponsored research agreements that involve cash payments of no more than $500,000, and (iii) in connection with a Permitted Change of Control.

(g) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries (other than Permitted Indebtedness) to mature or accelerate prior to the Maturity Date.

(h) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the date hereof or any business substantially related or incidental thereto (it being agreed and understood that the engagement by the Company or any of its Subsidiaries in any business in respect of a new diagnostics-related device, product or service is not substantially different than the lines of business conducted by the Company and its Subsidiaries as of the date hereof). The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(i) Change of Control, Etc. The Company shall not, and shall not permit and of its Subsidiaries to, liquidate, dissolve or wind up its affairs, or effect any Change of Control, or otherwise engage in, or consummate, any sale, lease, assignment, pledge (or any other encumbrances), transfer, exchange or other conveyance (including by stock sale, exclusive license or otherwise) of all or substantially all of the assets of the Company in a single transaction or series of related transactions other than a transaction that would constitute a Permitted Change of Control.

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(j) Preservation of Existence, Etc. Except as may be permitted by Section 6(i) hereof, the Company shall not (and shall not permit any of its Subsidiaries to) liquidate, dissolve or wind up its affairs, and shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case that any such failure to so maintain, preserve or comply has not had, and is not reasonably likely to have, a Material Adverse Effect.

(k) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in the case that any such failure to so maintain, preserve or comply has not had, and is not reasonably likely to have, a Material Adverse Effect.

(l) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, not sell, assign, license, pledge, encumber or fail to preserve the Intellectual Property Rights (as defined in the Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of the Company’s business, other than (i) licenses granted to distribution partners in non-U.S. jurisdictions, (ii) other licenses entered into in the ordinary course of business, or (iii) in a Permitted Change of Control.

(m) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(n) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions between or among PAVmed, the Company and its Subsidiaries or other transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

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(o) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Purchase Agreement and the Notes) or (ii) issue any other securities that would cause a breach or default under the Notes.

(p) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries to, amend, alter, or repeal any provision of its certificate of incorporation (including, in the case of the Company, any certificate of designation filed in respect thereof), or its bylaws or other governing documents, in a manner materially adverse to the Noteholder in its capacity as such.

(q) Stockholder Approval. The Company hereby agrees that it shall solicit the affirmative vote of each of the Company’s stockholders by no later than its next meeting of stockholders (a “Stockholder Meeting”), which shall be held no later than January 31, 2025 (the “Stockholder Meeting Deadline”), for the approval (the “Stockholder Approval”) of a resolution (“Stockholder Resolution”) providing for the approval of the issuance of all of the Conversion Shares and for the payment of interest hereunder in shares of Common Stock in compliance with the rules and regulations of the Trading Market (without regard to any limitations on conversion or interest payments set forth herein), and the Company shall use its reasonable best efforts to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. If, despite the Company’s reasonable best efforts, the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held on or prior to April 30, 2025, at which it will seek approval of the Stockholder Resolution. If, despite the Company’s reasonable best efforts the approval of the Stockholder Resolution is not obtained after such subsequent stockholder meeting, the Company shall cause an additional Stockholder Meeting to be held quarterly thereafter until such approval of the Stockholder Resolution is obtained.

(r) Minimum Available Cash. At any time at least 25% of the original principal amount of Notes issued remain outstanding, the Company’s Available Cash shall equal or exceed $5 million.

(s) Required Reserve. So long as any Notes remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance pursuant to the Notes, no less than 40 million shares of Common Stock.

(t) Notice of Default. Promptly upon any executive officer of the Company obtaining knowledge of (i) any Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, the Company shall deliver a written notice thereof to the Noteholders describing the nature and period of existence of such condition, event or change and what action the Company has taken, is taking or proposes to take with respect thereto.

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7. Events of Default. The occurrence and continuation of any of the following events (subject to, in the case of each of the following events other than a Bankruptcy Event of Default or a Change of Control, the delivery of written notice by the Required Holders to the Company declaring that such event shall constitute an “Event of Default”) shall constitute an “Event of Default” hereunder:

(a) the Company shall fail to pay any amount under any Note when due and payable in accordance with the terms of such Note, and such failure continues for five days after notice shall have been given to the Company by the Noteholder or any other holder of Notes specifying such amount that has become due and payable;

(b) the Company or any Subsidiary fails to comply with any of its obligations contained in this Note or any other Transaction Documents (other than those described in clause (a) of this Section 7) for twenty (20) Business Days after notice shall have been given to the Company by the Noteholder or any other holder of Notes specifying such noncompliance;

(c) the Company or any Subsidiary:

(i) fails to pay when due (after lapse of any applicable grace period and/or delivery of notice requirements) any amount (individually or in the aggregate) of Indebtedness in an amount equal to $250,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Indebtedness in an amount equal to $250,000 or more to become due and payable by the Company before its stated maturity, except, in each case, for trade accounts payable in the ordinary course of business;

(ii) breaches or defaults (after giving effect to any applicable notice or cure period) under any term, condition, provision, representation or warranty contained in any agreement and the effect of such breach or default could reasonably be expected to result in a Material Adverse Event;

(d) any representation, warranty, certification or statement of fact made or deemed made by the Company or any Subsidiary herein, in any Transaction Document or in any document required to be delivered herewith or therewith shall be incorrect in any material respect when made or deemed made;

(e) the Company or its Subsidiary (i) commences a voluntary case under the federal Bankruptcy Code, Title 11 of the United States Code (the “Bankruptcy Code”), or authorizes, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case, (ii) has filed against it a petition commencing an involuntary case under the Bankruptcy Code and (A) the petition is not controverted within ten Business Days and is not dismissed within 60 days, or (B) an order for relief is entered under Title 11 of the United States Code, (iii) seeks relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief, (iv) has entered against it an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property or (v) makes an assignment for the benefit of, or enters into a composition with, its creditors, or appoints, or consents to the appointment of, or suffers to exist a receiver or other custodian for, all or a substantial portion of its property (such event, a “Bankruptcy Event of Default”);

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(f) a final judgment (i) which, with other outstanding final judgments against the Company or any Subsidiary, exceeds an aggregate of $250,000 in excess of applicable insurance coverage, shall be rendered against the Company or any guarantor of the Notes, or (ii) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Event, in either case if (x) within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (y) within 30 days after the expiration of any such stay, such judgment shall not have been discharged;

(g) the consummation by the Company of any Change of Control transaction;

(h) except in accordance with its terms or as otherwise expressly permitted by this Note or any Transaction Document, any Transaction Document at any time after its execution and delivery ceases to be in full force and effect in any material respect, or is declared by a governmental authority to be null and void, or its validity or enforceability is contested by the Company or any Subsidiary, or the Company or any Subsidiary denies that it has any further liability or obligations thereunder, unless the Company or any Subsidiary, as applicable, does not have any further liability or obligations under such Transaction Document as a result of a transaction permitted by this Note and the Transaction Documents;

(i) the Company or any Subsidiary sells, transfers, assigns, licenses, leases or otherwise disposes of any Collateral (as defined in the Security Documents) or any rights and claims associated therewith without the prior written consent of the Required Holders; provided that no consent shall be required for (i) any sales of assets in the ordinary course of business at fair market value therefor or (ii) transfers explicitly required or permitted by the Purchase Agreement or this Note;

(j) any credit agreement, indenture or other agreement or instrument to which the Company or any guarantor of the Notes is a party or is subject, whether now or hereafter existing, shall prohibit or limit cash payments of principal or interest on any Note or any other Obligations (as defined below) when such payments become due or shall prohibit or limit the Liens created by the Transaction Documents;

(k) upon notice by the Required Holders, if the Company receives a written notice of default (the “Notice”) pursuant to the Amended and Restated License Agreement entered into as of August 23, 2021, as amended, between the Company and Case Western Reserve University, as such agreement may be amended and/or restated from time to time (the “License Agreement”), and such default is not cured within thirty days of the date of such Notice; or

(l) the Company’s failure to obtain a positive Medicare coverage decision for its EsoGuard product by no later than [________], 20261.

For avoidance of doubt, other than in the case of a Bankruptcy Event of Default, no Event of Default shall be considered to have occurred and be continuing hereunder, unless and until the Required Holders have provided written notice to the Company that an event constituting an “Event of Default” has occurred and is continuing.

1 Insert 18-month anniversary of the Closing Date.

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8. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, at the election of the Required Holders, the Noteholders may proceed to protect and enforce their rights by suit in equity, action at law and/or other appropriate proceeding, and/or may by notice to the Company declare all or any part of the unpaid principal amount of the Notes then outstanding to be forthwith due and payable (each, an “Acceleration”), and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note (the “Obligations”), shall become so due and payable, which Obligations shall include, in the case of an Event of Default under Section 7(g), all Interest that would have accrued through the date of the occurrence of the Event of Default through the Maturity Date in the absence of the event giving rise to such Event of Default. The Noteholders shall have all rights and remedies available to them at law and in equity.

(b) Notwithstanding clause (a) above, in the event any Bankruptcy Event of Default occurs and is continuing, then the Obligations shall automatically become and be immediately due and payable without any notice, declaration or other act on the part of any Noteholder; provided, however, that the Noteholder shall continue to have the right to convert this Note pursuant to Section 5 hereof.

(c) All remedies hereunder and at law and in equity are and shall be, to the extent permitted by law, cumulative and concurrent and shall be in addition to every other right, power and remedy pursuant to this Note at law and in equity, and the exercise or beginning of exercise by the Noteholders of any one or more of such rights or remedies shall not preclude simultaneous or later exercise by the Noteholders of any or all such other rights, powers and remedies.

(d) Failure by the Noteholder to exercise any of its rights upon an Event of Default by the Company shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same or any other event. The acceptance by the Noteholder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver by the Noteholder of any of its rights to collect payment at that time, or at any subsequent time, or nullify any prior exercise of any such option, without the express written consent of the Noteholder.

9. Waivers. Company hereby waives presentment, demand, notice of nonpayment, protest and notice of protest, bringing of suit against another and diligence in taking any action to collect any amount owing under this Note or in any proceeding against any of the rights and properties securing payment of this Note.

10. Payments Not on a Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day.

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11. Transfers; Lost, Stolen or Mutilated Notes.

(a) The Noteholder may transfer or assign this Note or any interest herein in full or in part to any Person with the prior written consent of the Company, which consent shall not be unreasonably withheld; provided that no consent shall be required from the Company for any transfer to an Affiliate of the Noteholder; provided, further, that the Noteholder and the prospective assignee execute and deliver an assignment and assumption agreement to the Company (in a form reasonably acceptable to the Company) prior to the effectiveness of such assignment, after which such assignment shall be recorded on the Register (as defined below).

(b) Upon receipt by the Company from a registered Noteholder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (ii) in the case of mutilation, upon surrender and cancellation thereof, the Company shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

(c) The Company shall establish and maintain a register (the “Register”) setting forth the name and address of each holder of this Note, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each holder of this Note. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a holder of this Note. The Company shall promptly record any assignment permitted pursuant to Section 12(a) above or any issuance of a new Note pursuant to Section 12(b) or Section 2 in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

(d) In the event of any transfers of this Note pursuant to this Section 11, the Company may continue to fulfill any notice requirements to the Noteholder under this Note by providing such notice to the original holder of this Note without giving effect to such transfer until such time as the transferee of this Note provides the Company with alternative notice instructions.

12. Successors and Assigns. All covenants and other agreements contained in this Note inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of this Note) whether so expressed or not.

13. Amendment, Supplement and Waiver.

(a) This Note may be amended or supplemented, and any existing default or compliance with any provision of this Note may be waived, and any consent to a departure from the provisions of this Note may be effected, only with the written consent of the Required Holders; provided, however, that the prior written consent of the Noteholder shall be required for the any amendment, supplement, waiver or consent that affects the amounts payable hereunder.

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(b) Any amendment, supplement, waiver or consent effected in accordance with this Section 13 will be binding upon the Noteholder. Any amendment or waiver consented to as provided in this Section 13 is binding upon the Noteholder and the Company without regard to whether this Note has been marked to indicate such amendment or waiver. No such waiver or consent will extend to or affect any obligation, covenant, agreement, default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Noteholder, nor any delay in exercising any rights hereunder or under the Transaction Documents, shall operate as a waiver of any rights of the Noteholder.

14. Maximum Rate. In no event shall any interest or fee to be paid hereunder or under this Note exceed the Maximum Rate. In the event any such interest rate or fee exceeds the Maximum Rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under law.

15. Currency. Each payment under this Note shall be made in lawful money of the United States of America.

16. Notices. Any notices or other communications required or permitted under this Note shall be deemed to have been properly given and delivered if given in accordance with Section 9(f) of the Purchase Agreement.

17. Governing Law; Severability. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provisions shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

18. Taxes.

(a) The Noteholder shall deliver, in a timely manner, all documentation and provide such representations, if any, necessary for the Company not to be required to deduct or withhold any taxes relating to any payments by or on account of any obligations of the Company hereunder.

(b) The Noteholder will, upon each of (i) the execution of this Note, (ii) whenever any documentation previously provided becomes obsolete or invalid, and (iii) from time to time, as reasonably requested by the Company, in a timely manner, execute and deliver or cause to be delivered to the Company, two original copies (or more as the Company may reasonably request) of a complete, accurate and valid Internal Revenue Service Form W-9 or other form reasonably requested by the Company, certifying as to the Noteholder’s exemption from withholding or deduction of taxes and/or containing all required information in order for the Company to determine, if applicable, the required rate of withholding or deduction.

(c) Except as required by applicable law, the Company shall not deduct or withhold amounts for taxes from any payment.

(d) The Company shall pay 100% of any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, penalties or additions thereto) arising from the execution or delivery of this Note; provided, however, that the Noteholder shall pay any and all such present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, penalties or additions thereto) arising from any transfer of the Note to any successor or permitted assign or pursuant to Section 12.

19. Cost of Collection. If the Noteholder commences a legal proceeding to enforce or collect amounts payable under this Note and such proceeding results in a monetary judgment (or any settlement payment) against the Company, the Company agrees to pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Noteholder in connection with such proceeding.

20. Collateral. The Obligations are secured by the Collateral, as set forth in and subject to the terms and conditions of the Security Documents and the other Transaction Documents.

21. No Third Party Beneficiaries. Nothing in this Note shall be deemed or construed to give any Person, other than the Company and the Noteholder and their respective permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that each other Buyer (and its successors and assigns) under the Purchase Agreement shall be, and hereby is appointed, a third-party beneficiary to this Note for the purposes of Section 13(a).

22. Counterparts. This Note may be executed and delivered (including by facsimile or other Portable Document Format (pdf) transmission) in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on the parties hereto and their respective successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

LUCID DIAGNOSTICS INC.

By:
Name:	Lishan Aklog, M.D.
Title:	Chairman and CEO

ACKNOWLEDGED AND ACCEPTED BY:

NOTEHOLDER:

Name of Noteholder

Signature

Title (if an entity)

[Signature Page to Note]

EXHIBIT A

FORM OF NOTICE OF CONVERSION (NOTEHOLDER)

Reference is made to the 12.0% Convertible Secured Promissory Note Due 2029 (the “Note”) issued to the undersigned by Lucid Diagnostics Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion: ________________________________________________________________________

Principal amount of the Note to be converted: _____________________________________________________

Please confirm the following information:

Conversion Price: ___________________________________________________________________________

Number of shares of Common Stock to be issued:	_____________________________________________________

_____________________________________________________

Please issue the Common Stock into which the Note is being converted to Noteholder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,

Name of Registered Noteholder

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION (COMPANY)

Reference is made to the 12.0% Convertible Secured Promissory Note Due 2029 (the “Note”) issue by the undersigned to [________] (the “Noteholder”). In accordance with and pursuant to the Note, the undersigned hereby elects to require the conversion of the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the undersigned, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion: ____________________________________________________

Principal amount of the Note to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the principal amount of the Note to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price: ___________________________________________________________________________

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to Noteholder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,

LUCID DIAGNOSTICS INC.

By:
Name:
Title: